Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 21, 2014, with respect to Management’s Assertion on Compliance with applicable specified servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission Regulation AB in the Annual Report of Discover Card Execution Note Trust on Form 10-K as of and for the one month transition period ended December 31, 2012 (the “Transition Period”) and as of and for the year ended December 31, 2013 (together with the Transition Period, the “Reporting Period”). We hereby consent to the incorporation by reference of said report in the Registration Statements of Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust on Forms S-3 (File No. 333-191359, File No. 333-191359-01, and File No. 333-191359-02).

/s/ Grant Thornton LLP

Dallas, Texas

March 21, 2014